Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-218546) on Form S-8 of Moog Inc. of our report dated December 27, 2017 relating to the financial statements of Moog Inc. Employee Stock Purchase Plan, which appears in this Annual Report on Form 11-K of the Moog Inc. Employee Stock Purchase Plan for the period from inception (February 15, 2017) through September 30, 2017.

/s/ FREED MAXICK, CPAs, PC
Buffalo, New York
December 27, 2017